Exhibit 99.1

FOR IMMEDIATE RELEASE
February 22, 2006

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Randy Hulen
Vice President, Corporate Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
klfalzone@nisource.com	rhulen@nisource.com

Carol Churchill	Rae Kozlowski
Director, Corporate Communications	Manager, Investor Relations
(888) 696-0481	(219) 647-6083
cchurchill@nisource.com	ekozlowski@nisource.com
NiSource elects Peter McCausland to Board of Directors
MERRILLVILLE, Ind. — The Board of Directors of NiSource Inc. (NYSE: NI) has elected Peter McCausland, Chairman and Chief Executive Officer of Airgas, Inc., to the NiSource Board.
“The NiSource board is honored to have Peter McCausland join our ranks,” said Gary L. Neale, Chairman of the Board. “Peter’s knowledge of industry, his understanding of financing and the law, and his success in building a business from the ground up complement the experiences of our other independent board members very well.”
Airgas, Inc. (NYSE: ARG) is the largest distributor of industrial, medical and specialty gases and welding equipment and one of the largest distributors of safety supplies in the United States. McCausland founded Airgas, Inc. in 1982 and has been the chairman and CEO since 1987. Before starting the firm, he served as general counsel for MG Industries, Inc., an industrial gas producer. He also was a partner in the law firm of McCausland, Keen and Buckman, which specialized in mergers, acquisitions and financings.
McCausland’s term on the NiSource board is scheduled to expire on the date of the 2008 Annual Meeting of Stockholders. He fills a vacancy on the board.
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NiSource elects Peter McCausland to Board of Directors

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at http://www.nisource.com.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource Inc. and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s outsourcing initiative; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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